EXHIBIT 4.3



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                              The BASF Corporation
                         Employee Stock Purchase Program


I.       PURPOSE OF THE PROGRAM AND ADMINISTRATION OF THE PROGRAM

         The purpose of the BASF Corporation Employee Stock Purchase Program (the "Plan") is to encourage employee equity participation in the future performance of BASF Aktiengesellschaft ("BASF AG"). The Plan will provide eligible employees with an opportunity to (1) elect payroll deductions in order to invest a portion of their earnings in a Stock Purchase Fund and (2) receive additional units of participation in the form of Discount Share and Bonus Share contributions from the Company, which vest over specified time periods while the participants retain their initial investments in the Stock Purchase Fund.


         The Company shall administer the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Company shall have full authority to determine all questions arising in connection with the Plan, including interpreting its provisions and construing all of its terms; may adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Participants similarly situated and decisions of the Company shall be final, conclusive and binding on all persons.



II. DEFINITIONS

                  Words and phrases as used herein have the following meaning unless a different meaning is plainly required by the context:

Affiliate means the Company and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a Participant of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.
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BASF Share Equivalent means an amount equal to the current market value one BASF
AG American Depositary Share.
Beneficiary means any person designated by a Participant, pursuant to Article
III hereof, to receive such benefits as may become payable hereunder after the death of such Participant.
Board of Directors means the Board of Directors of the Company.
Code means the U.S. Internal Revenue Code of 1986, as amended.
Compensation means base pay as recorded in the payroll records or, as the case may be, salary administration prior to any salary reduction elections under this Plan or any other plan meeting the requirements of Code Sections 125 and 401(k). For purposes of this Plan base pay shall be deemed to include regular pay, holiday pay, vacation pay paid as part of a regularly scheduled vacation period, jury duty, funeral and military leave pay, personal holiday, and sick pay, but does not include overtime pay, bonuses, incentive pay, sales bonus, awards, moving expense reimbursement, payment from any company sponsored long term incentive program, benefit credits for any company sponsored health plan, payments or bonuses made to attract new employees, retention or retention-type payments, plant shut-down premiums, or any other special compensation similar to those listed. Accrued and unused vacation pay paid as a result of a severance from service shall not be considered eligible compensation under the Plan. Company means BASF Corporation, a Delaware corporation, or any successor thereto. The Company is the sponsor and administrator of the Plan (unless delegated by the Company) as it relates to the employees of each Employer. Custodial Account means an account established pursuant to the Custodial Agreement to hold the assets of the Stock Purchase Fund.
Custodial Agreement means the agreement entered into between the Company and the Custodian referred to in Article V hereof.
Custodian means such individual, individuals or financial institution, or a combination of them as shall be designated in the Custodial Agreement to hold assets of the Stock Purchase Fund of the Plan for the purpose of providing benefits under the Plan, and shall include any successor Custodian to the Custodian initially designated thereunder.
Delegate means an individual who has been transferred to the service of an Employer with an employment contract with an affiliated transferor company and who remains so classified under the personnel policies of the Employer and the transferor company.
Disability or Disabled means a Participant's qualification for long-term disability benefits under a plan or plans sponsored by the Company or one of its Affiliates.
Effective Date means July 1, 2000.
Employee means any employee of an Employer (other than a Delegate) whose position is rated under 1000 Hay points and who is not covered by a collective bargaining agreement entered into by the Employer, unless such agreement, by specific reference to the Plan, provides for coverage under the Plan, and any similarly classified employee of such other groups as are authorized to participate by the Company and for whom the Employer is obligated to withhold FICA and/or
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Federal withholding taxes. Notwithstanding the foregoing, part-time or full-time interns, co-op students, leased and other contract workers or workers who are characterized by the Company as independent contractors are not covered by and shall not be eligible to participate in the Plan. Further, no such individual shall be covered by, or eligible to participate in the Plan even if such individual has been or, in the future may be determined to be a common law employee of the Company.
Employer means, collectively or individually as the context may indicate, the Company and any other corporation which (a) is an Affiliate of the Company, and
(b) the Company shall have authorized to adopt the Plan and (c) by action of such other's corporation's board of directors shall adopt the Plan and become signatory to the Custodial Agreement, or any successor to one or more of such entities.
Participant means any employee who becomes a Participant as provided in Article III hereof.
Plan means the BASF Corporation Employee Stock Purchase Program, and the attached Addendum, as contained herein or as duly amended from time to time.
Plan Year means the twelve (12) month period beginning on each January 1 and ending on each December 31.
Retirement means a Participant's severance from service after the date such Participant qualifies, or would qualify, for retirement or early retirement under terms of the BASF Corporation Salaried Employees' Pension Plan.
Severance from Service Date means the date on which an Employee quits, retires, is discharged, becomes disabled or dies.
Spouse means the person to whom a Participant is legally married.
Stock Purchase Fund means the fund established for the investment of assets held in the Custodial Account, pursuant to Article V.
Valuation Date means each business day. The Stock Purchase Fund shall be valued at fair market value at the close of business on each business day. The Company may from time to time value the Custodial Account as of any other date as it deems desirable.



III. ELIGIBILITY AND PARTICIPATION

Eligibility. An Employee shall be eligible to participate in the Plan on his date of hire by an Employer.
Participation.
Participation in the Plan is voluntary. A Participant enrolls in the Plan by authorizing the Company to (1) deduct a percentage of his or her after-tax pay as a Stock Purchase Plan Contribution and (2) transfer such amount to the Stock Purchase Fund. By authorizing payroll deductions for Stock Purchase Program contributions, Participants also authorize the Custodian to hold and invest contributions and other additions to their individual accounts, in accordance with the Custodial Agreement for the Stock Purchase Fund.
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An eligible Employee shall commence Plan participation as of the first pay cycle following completion of the enrollment process established by the Company, or as soon thereafter as is administratively practicable. The Company may permit enrollment through the completion and filing of forms provided for this purpose and/or through electronic or computer means, or as otherwise determined by the Company in its sole discretion. In the event an Employee does not elect to participate when initially eligible he may elect to participate on any subsequent date, if he is then eligible, by completing the enrollment process established by the Company.

Once a Participant, an Employee shall remain a Participant until his severance from service Date. In the event an Employee ceases to be a Participant due to his termination of employment or is a former eligible Employee and is later reemployed as an Employee, he shall be eligible to participate immediately on the date he is rehired; provided, however, that such reemployment shall not result in the restoration of any amounts attributable to Company Discount Share Contributions or Company Bonus Share Contributions that may have been forfeited as a result of the Participant's prior severance from service.

For purposes of the Plan, employment with any participating Employer shall be deemed employment with any other participating Employer. The transfer of an employee from one participating Employer to another or to an Affiliate shall not constitute severance from service. A Participant who transfers to an Affiliate that is not an Employer shall continue to be considered a Participant but shall no longer be eligible to make contributions pursuant to Article IV.

Beneficiary Designation. Upon commencing participation, each Participant shall designate a Beneficiary on forms furnished by the Company. Such Participant may then from time to time change his designated Beneficiary by written notice to the Company and, upon such change, the rights of all previously designated Beneficiaries to receive any benefits under this Plan shall cease. If, at the date of death of the Participant, no duly designated Beneficiary exists, or if the Beneficiary designated shall have died prior to the death of the Participant, or if the Participant has revoked a prior designation by a writing filed with the Company without having filed a new designation, then any death benefits which would have been payable to the Beneficiary shall be payable to the Participant's Spouse, if any, at the date of the Participant's death; if no such Spouse is living, to the Participant's children, equally; or if none survive, then to the Participant's estate.

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IV.  PARTICIPANT STOCK PURCHASE CONTRIBUTIONS

Stock Purchase Contributions. Each eligible Employee may become a Participant by electing to contribute to the Stock Purchase Fund 1%, 2%, 3%, 4%, or 5% of his eligible Compensation. The aggregate of such contributions made by each Participant during each calendar month or year shall be such Participant's "Stock Purchase Contributions" for such calendar month or year.

A Participant may, on an appropriate form approved by the Company or through other procedures established by the Company, change such Participant's Stock Purchase Contribution percentage to any percentage prescribed in this Article IV.

A Participant may elect, on an appropriate form approved by the Company or through other procedures established by the Company, to cease future Stock Purchase Contributions to the Plan. In the event any such Participant desires thereafter to again make Stock Purchase Contributions, he shall be allowed to do so as of the first pay received in any subsequent pay period following the filing of a timely and proper application on a form approved by, or in accordance with procedures established by, the Company.

Manner of Election. All elections to start, modify or suspend a Contribution pursuant to this Article IV must be submitted in a timely manner and in accordance with the procedures established by the Company, with such election being implemented as soon as administratively practicable following its receipt.



V. BASF STOCK PURCHASE FUND

Assets of the Plan attributable to Participant Stock Purchase Contributions (the "Stock Purchase Fund") shall be held by one or more corporate custodians pursuant to the terms of an agreement between the Company and such corporate custodian. Employees who authorize payroll deductions for participation in the Plan will be deemed to have subscribed to the Custodial Agreement and to have authorized the Custodian to hold and invest their contributions and other additions to their accounts in accordance with the Plan and the Custodial Agreement. No person shall have any right to or interest in the Stock Purchase Fund except as provided in the Plan and Custodial Agreement. Participant Stock Purchase Contributions shall be paid by the Company to the Custodian at regular intervals and credited to Participants' individual accounts in accordance with the certification of the Company, or its delegate, as to the names of the contributing Participants and the amounts contributed by each Participant.

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The Stock Purchase Fund, together with the earnings thereon, shall be invested
(without distinction between principal and income) in sponsored American Depositary Shares of BASF AG (hereinafter referred to as "BASF American Depositary Receipts" or "BASF ADRs"). The Custodian shall regularly purchase BASF ADRs from time to time in the open market in accordance with a non-discretionary purchasing program. Cash balances (including any interim investment thereof) shall not be maintained in the Stock Purchase Fund except to the extent that such balances are in anticipation of cash distributions or are maintained in order not to disrupt the nondiscretionary purchasing program of the Custodian required by the Plan.

A separate recordkeeping account shall be maintained for each Participant, to which there shall be credited such Participant's Stock Purchase Contributions; vested Company Discount Share Contributions and vested Bonus Share Contributions as determined in accordance with the Addendum to the Plan, and the share of each Participant in the Stock Purchase Fund (the "Stock Purchase Fund Account"). As of each Valuation Date, the Custodian shall revalue the Fund (exclusive of contributions to be made as of such Valuation Date) at then current market values and shall certify the value thereof to the Company. As of each Valuation Date, the Company, or its delegate, shall adjust each Stock Purchase Fund Account for activity in the period elapsed since the last preceding Valuation Date by adding together all income received and accrued, realized and unrealized profits, and deducting therefrom all taxes, charges or expenses and any realized or unrealized losses which may have been sustained. The Company, or its delegate or delegates, as the case may be, shall apportion the Fund as revalued as of each Valuation Date among the Participants in proportion to their respective interests in the Fund immediately preceding such Valuation Date. As soon as practicable after the close of each Plan Year, or at such more frequent intervals as may be determined by the Company, there shall be sent to each Participant a written statement of the amount to the credit of his Accounts as of the last Valuation Date in such period.



VI.  WITHDRAWALS AND DISTRIBUTIONS FROM STOCK PURCHASE FUND ACCOUNTS

Vesting in Stock Purchase Fund Accounts. A Participant shall be fully vested at all times in the amount to the credit of such Participant's Stock Purchase Fund Account.

Withdrawals and Distributions From Stock Purchase Fund Accounts. Subject to the terms and conditions set forth below, a Participant, Beneficiary or the designated payee with respect to a deceased Participant, may at any time withdraw all or a part of the amount to the credit of such Participant's Stock Purchase Fund Account by

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completing the withdrawal process established for this
purpose by the Company; provided, however, that any scheduled future credits of Bonus Shares or Discount Shares with respect to Stock Purchase contributions that have been withdrawn by, or distributed to, a Participant shall be forfeited as provided under the Addendum to the Plan.

A Participant, Beneficiary or the designated payee with respect to a deceased Participant, may continue to maintain the Participant's Stock Purchase Plan Account following severance from service; provided, however, that (in the case of a severance from service for any reason other than Retirement, Disability or death) any unvested amounts to the credit of the Participant's account under the Stock Discount and Stock Bonus Addendum to the Plan as of the date of such severance from service shall be forfeited as provided in the Addendum.

Payment of withdrawals shall be made in a lump sum as soon as reasonably possible after the Company receives notice of such withdrawal. Amounts withdrawn may not be repaid. The minimum withdrawal shall be $500, or if less, the entire remaining balance in such Participant's Stock Purchase Fund Account.

Order of Withdrawals. Withdrawals from a Participant's Stock Purchase Fund Account shall be made in the following order of priority:
     (a) FIRST, from any amount in the account attributable to vested Company Bonus Share Contributions, and vested Company Discount Share Contributions, in order from the earliest to the latest,
     (b) SECOND, from any amount in the account attributable to dividends credited with respect to Stock Purchase Contributions, in order of the calendar year in which such Stock Purchase Contributions were made, from the earliest to the latest,
     (c) THIRD, from the Participant's Stock Purchase Contributions for any calendar year for which Discount Shares and Bonus Shares have already been vested and any market appreciation on such contributions, in order, from the earliest calendar year to the latest, and
     (d) FINALLY, from the Participant's Stock Purchase Contributions for any calendar year for which Discount Shares and Bonus Shares have not already been vested and any market appreciation on such contributions, in order, from the latest calendar year to the earliest.

Application for Distributions. In order to receive a distribution under the Plan, a Participant, his Beneficiary, next of kin, or estate must make application therefor in accordance with procedures prescribed by the Company. The Company may require that there be furnished to it in connection with such application all information pertinent to any question of eligibility and the amount of any distribution. The Company may permit applications for distributions to be made through the completion and filing of forms provided for this purpose and/or through

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electronic, telephonic or computer means, or as otherwise determined by the
Company in its sole discretion.



VII.   VOTING AND TENDERING OF BASF ADRs IN THE STOCK PURCHASE FUND.

Each Participant (or in the event of his death, his beneficiary or estate) shall have the right to instruct the Custodian as to the manner in which to (1) exercise voting rights at each annual and each special meeting of the stockholders of BASF AG, and/or (2) respond to a tender or exchange offer, with respect to BASF ADRs credited to such Participant's account under the Plan. The Company shall utilize its best efforts to distribute on a timely basis or cause to be distributed to each Participant (or beneficiary or estate) such information as will be distributed to holders of BASF ADRs in connection with any such meeting or tender or exchange offer, together with an appropriate form for the Participant to indicate his instructions. Upon its receipt of such instructions, the Custodian shall cause the voting or tender of such BASF ADRs as and to the extent so instructed. It is the intent of this provision of the Plan to treat all such Participants of the Plan (or their beneficiaries or their estates) as if they held directly all BASF ADRs to the credit of their accounts under the Plan so that if a Participant (or beneficiary or estate) does not instruct the Custodian to vote, tender or exchange such BASF ADRs at a stockholder meeting or pursuant to the terms of any tender or exchange offer, the Custodian shall conclude that such Participant does not wish to have his BASF ADRs voted, tendered or exchanged. The Custodian shall have no discretion in such matter and shall take no action with respect to any such meeting, or tender or exchange offer except to the extent it receives instructions from Participants. The Custodian shall keep confidential all instructions it receives pursuant to this Article VII.


VIII.    PLAN AMENDMENT OR SUSPENSION

The Plan may be amended or suspended in whole or in part, at any time and from time to time by the Company; provided, however, that no such amendment or suspension shall adversely affect in a material manner any right of any Participant with respect to amounts credited to such Participant's accounts prior to the effective date of such amendment or suspension.




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IX.      TERMINATION

The Plan may be terminated at any time by appropriate action of the Company.



XIV.     MISCELLANEOUS

         (a) Neither the Plan nor any action taken hereunder shall be construed as changing the "at will" relationship existing between the Company and its employees, nor as giving any employee or other person any right to continued employment with the Company and the right to terminate the employment of any Participant at any time and for any reason is specifically reserved to the Company.

         (b) No Participant or any other person shall have any right or interest with respect to the Stock Purchase Fund, until written evidence of such right or interest shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient, and each person claiming under or through such recipient, have been met.

         (c) The Custodian shall have the right to withhold federal, state, local or foreign income or other taxes as required by law to be withheld with respect to any payment made under the Stock Purchase Fund.

         (d) All proper expenses of administering the Stock Purchase Fund shall be paid by the Stock Purchase Fund, unless paid for by the Company.

         (e) he validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of New Jersey.

         (f) The Plan is not subject to Section 401(a) of the Code and is not intended to qualify under Section 423 of the Code.


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                BASF Corporation Employee Stock Purchase Program

                 COMPANY STOCK DISCOUNT AND STOCK BONUS ADDENDUM


Company Discount Share Contribution - On or before March 1 of each Plan Year, the Company, in its sole discretion, shall establish, based on corporate performance for the prior year, a Discount Factor (from a minimum of 0% to a maximum of 15%), which will be used in determining the Company's Discount Share Contribution with respect to all Participant Stock Purchase Contributions made under the Plan beginning on March 1 of the Plan Year for which the Discount Factor is being determined and continuing until the last day of February in the following Plan Year. The Discount Factor applicable to Participant Stock Purchase Contributions made during the period from the inception of the Plan to February 28, 2001 shall be 9%.

Each Participant who elects to make Stock Purchase Contributions shall receive a Company Discount Share Contribution in the amount of that percentage of the Participant's Stock Purchase Contribution which is equal to the Discount Factor divided by one (1) minus the Discount Factor, as illustrated in the following table.


-------------------------------------------------------------------------------
                                     Company Discount Share Contribution
      Discount Factor       (As % of Participant's Stock Purchase Contributions)
-------------------------------------------------------------------------------
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           15%                                    17.647%
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           14%                                    16.279%
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           13%                                    14.943%
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           12%                                    13.636%
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           11%                                    12.360%
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           10%                                    11.111%
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            9%                                    9.890%
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            8%                                    8.696%
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            7%                                    7.527%
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            6%                                    6.383%
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            5%                                    5.263%
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       Less than 5%                                 0%
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The Company shall maintain a bookkeeping account in the name of each Participant who is entitled to a Company Discount Share Contribution (the "Discount Share Account") which account shall separately record the total amounts of Discount Share Contributions credited by the Company with respect to such Participant's Stock Purchase Contributions for each calendar year. The amount to the credit of a Participant's Discount Share Account will be increased or decreased as of each Valuation Date by investment gains and losses equivalent to those which would have been experienced had such amounts

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been invested in BASF ADRs under the Stock Purchase Fund. A Participant's
Discount Share Account shall be utilized solely as a device for the measurement and determination of amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund or custodial fund. All credits to Discount Share Accounts shall be held in the general funds of the Company.

Vesting of Company Discount Share Contributions - The Company Discount Share Contributions credited with respect to the Stock Purchase Contributions made by a Participant during each calendar year shall vest as of December 1 of the second calendar year following the year in which such Stock Purchase Contributions were made (the "Discount Share Vesting Date"); provided that the Participant remains employed by the Company or one of its Affiliates as of such date, and that the Participant has not previously withdrawn or received a distribution of the Stock Purchase Contributions with respect to which such Discount Shares were to credited. In the event that a portion of the Stock Purchase Contributions made by a Participant during a calendar year have been withdrawn under the Plan, the Participant shall vest in the Company's Discount Share Contributions for that year on a pro-rata basis based on the portion of his Stock Purchase Contributions which remain following any such withdrawal(s). Company Discount Share Contributions credited with respect to any Stock Purchase Contributions that are withdrawn or distributed prior to the Discount Share Vesting Date shall be forfeited.

Immediately following each Discount Share Vesting Date, or the date of an acceleration of vesting following severance from service as a result of the Participant's Disability or death, the Company shall reduce the Participant's Discount Share Account by the amount in such account attributable to any Discount Share Contributions which have become vested as described above, and transfer such amount to such Participant's Stock Purchase Fund Account as of the next practicable Valuation Date.

Company Bonus Share Contributions - On or before March 1 of each Plan Year, the Company, in its sole discretion, shall establish, based on corporate performance for the prior year, a Bonus Share Factor (from 0 to 5), which shall determine the number of Bonus Share Equivalents that may be credited under the Plan for each ten (10) BASF Share Equivalents purchased with the Participant's Stock Purchase Contributions for such year, and the amount of such Bonus Share Equivalents shall be increased or decreased in proportion to the actual amount of BASF Share Equivalents purchased with the Participant's Stock Purchase Contributions for such year. The Bonus Factor applicable to Participant Stock Purchase Contributions made during the period from the inception of the Plan to December 31, 2000 shall be 3. Bonus Share Equivalents shall be utilized solely as a device for the measurement and determination of amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as credits under a trust fund or custodial fund. All credits for Bonus Share Equivalents shall be held in the general funds of the Company.


Vesting of Company Bonus Share Contributions - As of December 1 of the second
(2nd), fifth (5th) and eighth (8th) year following each calendar year in which a Participant

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has made Stock Purchase Contributions hereunder (the "Bonus Share
Vesting Dates"), the Company shall credit to such Participant one third (1/3) of the total number of BASF Share Equivalents determined with respect to the Participant's Stock Purchase Contributions for such year; provided that the Participant remains employed by the Company or one of its Affiliates as of such date, and that the Participant has retained the Stock Purchase Contributions with respect to which such Bonus Shares are credited. In the event that a portion of the Stock Purchase Contributions made by a Participant during a calendar year have been withdrawn under the Plan, the Participant shall vest in all subsequent Company Bonus Share Contributions for that year on a pro-rata basis based on the portion of his Stock Purchase Contributions which remain following any such withdrawal(s). Company Bonus Share Contributions with respect to any Stock Purchase Contributions that are withdrawn or distributed prior to a Bonus Share Vesting Date shall be forfeited.

The amount of any BASF Share Equivalents which become vested as described above, or which are subject to accelerated vesting at a severance from service as the result of the Participant's Disability or death, shall be credited by the Company to such Participant's Stock Purchase Fund Account as of the next practicable Valuation Date.

Severance from Service - In the event of a Participant's severance from service, for any reason, other than the Participant's Retirement, Disability or death, prior to the Vesting Date for any Company Discount Share Contributions and Company Bonus Share Contributions credited hereunder, the amount in the Participant's account attributable to such Company Discount Share Contributions and Company Bonus Share Contribution shall thereupon be forfeited.

In the event of a Participant's severance from service as a result of Retirement, the non-vested portion of any Company Discount Share Contributions and Company Bonus Share Contributions credited to such Participant's account shall remain in the Participant's account under this Addendum and shall continue to vest, while the Participant maintains his Plan account in accordance with
Article VI of the Plan.

In the event of a Participant's severance from service as a result of the Participant's death or Disability, the non-vested portion of any Company Discount Share Contributions and Company Bonus Share Contributions credited to such Participant's account shall thereupon become fully vested and the amount in the Participant's account attributable to such Company Discount Share Contributions and Company Bonus Share Contributions shall be credited to such Participant's Stock Purchase Fund Account as of the next practicable Valuation Date.


Miscellaneous - Benefit accruals under this Addendum to the Plan shall be unfunded until such time that they vest as provided above and become transferable to Participant Stock Purchase Accounts under the Plan, and any benefit payments made by the Company to fund such transfers shall be paid from the general assets of the Company. Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or

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any other form of asset segregation for the Participant or for any other person or persons to whom benefits are accrued pursuant to this Addendum, the Participant's only interest hereunder is the right to acquire vested rights to such accruals as set forth herein. To the extent the Participant or any other person acquires a vested right to receive benefits under this Addendum, such right shall be no greater than the right of any unsecured general creditor of the Company.

Except as otherwise provided hereunder, a Participant's rights and interests under this Addendum to the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or indirectly by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and any attempt to do so shall be null and void; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company by the Participant.

The Company shall have the right to withhold federal, state, local or foreign income or other taxes as required by law to be withheld with respect to the vesting of accrued benefits and any payments or transfers for the benefit of Participants that may be made under this Addendum to the Plan.